EXHIBIT 10(s)

Board Compensation:

Retainer and Fees:

Officers of the Company who are Directors do not receive additional compensation for services as a Director.

During May, 2004 through August, 2004, non-employee Directors received retainers, on an annualized basis, of $12,500 in restricted stock with 100% vesting after one year and $12,500 in cash payable in four quarterly installments of $3,125. Effective September, 2004, non-employee Directors receive annual cash retainers of $25,000.

During fiscal 2005 each Director received meeting fees of $1,500 for each Board of Directors meeting attended. In addition, each member on a Committee was paid at the rate of $1,500 for each Committee meeting attended, except that the Audit Committee Chairman received Audit Committee meeting fees of $2,500 for each meeting attended. During May, 2004 through August, 2004 the Compensation Committee Chairman received Compensation Committee meeting fees of $1,500 for each meeting attended. Effective September, 2005 the Compensation Committee Chairman received Compensation Committee meeting fees of $2,000 for each meeting attended. Non-committee Directors who are requested in advance to participate in any Committee meeting are also paid the committee meeting fee. In addition, the Chief Executive Officer has the discretion to approve payments up to $500 to non-employee Directors for participation at unofficial meetings of the various committees of the Board.

During fiscal year 2005, each Committee Chairman received an annual fee of $3,500. Directors are reimbursed for travel and other expenses related to attendance at Board and Committee meetings.

In addition, during fiscal year 2005 the Presiding Director, James B. Nicholson, received an annual fee of $6,000.

The 2004 Stock Plan allows restricted stock grants to non-employee Directors. In September 2004, the annual non-employee Director stock option grant of 2,500 shares was replaced with a 2,000 share grant of restricted Handleman Company stock. These shares vest in equal increments over three years. In addition, non-employee Directors receive a one time stock grant of 500 shares when first joining the Board. This grant vests 100% three years from the date the Director first joins the Board

The Company has approved a Deferral Plan for Payment of Director Fees which permits members of the Board of Directors to elect to defer to a future date all or any portion of their Director fees (including retainer fees, attendance fees and Committee fees), with interest to be added to deferred amounts with interest at a rate equal to the Company’s borrowing cost.

Under resolutions of the Board of Directors presently in effect, if certain Corporate, Division or Subsidiary Officers should die while serving in such capacity, the Company will pay to the surviving spouse, or if there is no surviving spouse then to the decedent’s estate, the equivalent of one year’s salary (excluding bonuses) based upon the amount being received by the decedent at the time of his or her death, in 24 equal monthly installments commencing one month after death. In the event a Director should die while serving the Company in such position, the Company shall pay to the deceased’s surviving spouse, or if there be no surviving spouse to the deceased’s estate, the equivalent of one year’s cash retainer plus any accrued but unpaid board and committee meeting fees that the deceased was entitled to receive for such services from the Company at the time of his or her death, such amount to be paid in a lump sum one month from the date of death. In addition, the Director’s restricted stock retainer that the deceased received for services to the Company shall immediately vest.